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                                                                  EXHIBIT 99.1


                             [WORLDCOM LETTERHEAD]


FOR IMMEDIATE RELEASE


Media Contacts:                                          Investor Contact:
Josh Howell                                              Gary Brandt
601-360-8750                                             601-360-8544


                     WORLDCOM ANNOUNCES INTENT TO COMMENCE
           THE ACCRUAL OF CASH INTEREST ON MFS SENIOR DISCOUNT NOTES


JACKSON, MISS. , July 2, 1997 - WorldCom, Inc. announced today that its wholly owned subsidiary, MFS Communications Company, Inc. (MFS), has elected to begin the accrual and payment of cash interest on its 9-3/8% Senior Discount Notes due January 15, 2004 and its 8-7/8% Senior Discount Notes due January 15, 2006. Cash interest on each issue of Notes will accrue from July 15, 1997 and will be paid semi-annually in arrears starting on January 15, 1998. Prior to making this election, cash interest on the 9-3/8% Notes was scheduled to accrue from January 15, 1999 and be paid semi-annually in arrears starting July 15, 1999 and cash interest on the 8-7/8% Notes was scheduled to accrue from January 15, 2001 and be paid semi-annually in arrears starting July 15, 2001.

Pursuant to the terms of the Notes, upon making this election, the principal amount of each Note is reduced by a factor to the Accreted Value (as defined in the Note) of the Note as of July 15, 1997. The Accreted Value as of July 15, 1997 of the 9-3/8% Notes and the 8-7/8% Notes will be $871.60 and $737.91, respectively, per $1,000 original principal amount at stated maturity of each Note. Thus, the principal amount at stated maturity of each 9-3/8% Note will be reduced by a factor of 0.87160 and the principal amount at stated maturity of each 8-7/8% Note will be reduced by a factor of 0.73791. Cash interest will be computed on the reduced principal amount of each Note at the stated rate of interest on the Note. Thus, for example, for the 9-3/8% Notes, $100,000 of original principal amount will have a reduced principal amount of $87,160 and will pay $4,085.63 of interest semi-annually starting on January 15, 1998 and for the 8-7/8% Notes, $100,000 of original principal amount will have a reduced principal amount of $73,791 and will pay $3,274.48 of interest semi-annually, also starting on January 15, 1998.

WorldCom understands that in response to this announcement, The Depository Trust Company (DTC) will not change the principal amount of Notes that is shown on its records as being held by each of its participants. Instead, it will use the factors indicated above to adjust the amount of interest that each participant would otherwise receive on each interest payment date and it will pay interest on the additional interest payment dates indicated above. In addition, it will use the factors to adjust the amount of principal that each participant would otherwise receive upon stated maturity of the Notes.

The 9-3/8% Notes (CUSIP No. 55272T-AA-9) were issued on January 26, 1994, and the 8-7/8% Notes (CUSIP No. 55272T-AB-7) were issued on January 23, 1996.

WorldCom is a global business telecommunications company. Operating in more than 50 countries, the company is a premier provider of facilities-based and fully integrated local, long distance, international and Internet services. WorldCom subsidiary, UUNET Technologies, Inc., is the world's largest provider of Internet services. WorldCom's World Wide Web address is http://www.wcom.com. The common and depositary shares of WorldCom trade on the Nasdaq National Market (U.S.) under the symbol WCOM and WCOMP, respectively.